Exhibit 99.1

Recall Studios to Acquire Artificial Intelligence Firm Evolution AI Corp for $200 Million

●	Deal includes Majority Stake in Digital Human, Holographic Entertainment Pioneer Pulse Evolution Corporation
●	Company to leverage Target’s Global Reputation and Key Strategic Shareholders to Establish Worldwide Distribution of AR and VR Applications
●	Combined Companies Expected to Meet Listing Requirements of NYSE

New York, NY, June 14, 2018 (GLOBE NEWSWIRE) — Recall Studios (BTOP) today announced a definitive agreement under which Recall Studios will acquire Evolution AI Corporation, an artificial intelligence technology company engaged in the development of hyper-realistic human animation technology to enable leading Artificial Intelligence platforms to interact with consumers in a relatable human form. The acquisition will also include Evolution AI Corporation’s majority stake in Pulse Evolution Corporation (OTC: “PLFX”), a globally recognized pioneer in the development of hyper-realistic digital humans for live shows, virtual reality, augmented reality, holographic, 3D stereoscopic, web, mobile, interactive and artificial intelligence applications.

Under the terms of the transaction, subject to certain conditions precedent as described in definitive documentation, Recall Studios will pay $200 million (the “Purchase Price”) to Evolution AI Corporation shareholders in the form of newly issued common stock of Recall Studios, in exchange for 100% of the common stock of Evolution AI Corporation, which shall include an approximate 60% ownership interest in Pulse Evolution Corporation. The Purchase Price is based on an initial negotiated valuation of $0.50 per share of Recall Studios common stock, subject to a ‘min-max’ adjustment based on the average trading price of Recall Studios shares, such terms more fully outlined in the definitive share exchange agreement executed between the parties.

Recall Studios is committed to the development and exploitation of disruptive technologies, in new media and entertainment, that elevate the way consumers interact with content. Our principal strategy is focused on the explosive market of Mixed Reality (both augmented and virtual), with a portfolio of proprietary technology (and patents pending) that is market-ready and slated for commercial introduction in 2018. In addition to our in-house development initiatives, we believe strongly in the use of our public currency, supported by the experience of our leadership team, for the acquisition of best-of-breed technologies, applications and companies that further establish our company as an industry pioneer, with global visibility and scalable distribution for our applications.

Commenting on the acquisition, Recall CEO Alexander Bafer stated, “As we prepare for the first significant commercial introduction of our proprietary Augmented Reality apps, the purchase of Evolution AI and Pulse Evolution (PLFX) really help us to complete the picture. Our combined companies will stand uniquely among the industry’s first vertically integrated Mixed-Reality companies, from IP-owner to Content Creator to Applications Provider.”

Through the acquisition of Evolution AI Corporation, Recall Studios will secure participation in the exciting opportunities of artificial intelligence, and we will also acquire control of Pulse Evolution Corporation, an entertainment technology company with an impressive global reputation. Pulse Evolution and its principals are most popularly known for producing some of the most visually stunning digital humans in the history of entertainment, including the Academy Award lead character in The Curious Case of Benjamin Button (2008), the digital alter-ego of Jeff Bridges in Tron: Legacy (2010), the holographic performance of Virtual Tupac Shakur at the Coachella Valley Music Festival (2012), and Virtual Michael Jackson at the Billboard Music Awards (2014).

Founded by new media pioneer John Textor, described recently by Forbes magazine as “Hollywood’s Virtual Reality Guru”, Evolution AI is committed to applications of Mixed Reality (VR and AR) and the important role that digital humans and artificial intelligence will play in the world of immersive entertainment. We believe that the impressive digital humans and consolidated entertainment properties of Evolution AI would achieve even greater market potential through the AR and VR technology of Recall Studios…and, for our shareholders, we believe that the purchase of Evolution AI Corporation will provide Recall Studios with global market visibility and product distribution opportunities that would otherwise take years to establish.

As our shareholders can observe below through a copy of our correspondence provided to the Board of Directors of Pulse Evolution Corporation, Recall Studios intends to complete its acquisition of Evolution AI Corporation, including the acquisition of its stake in Pulse Evolution, while also seeking Pulse Evolution Corporation’s support of a tender offer to acquire 100% of the outstanding publicly traded shares of Pulse Evolution that are not already controlled by Evolution AI Corporation.

Our purchase of Evolution AI Corporation and our planned tender offer to the shareholders of Pulse Evolution represent the first steps toward an exciting combination of Recall Studios’ impressive mixed reality technologies with established global players who are well known for their production of visually stunning computer-generated imagery and their innovative use of alternative display technologies in the development of new forms of entertainment. We look forward to our first opportunity to meet with the board of directors of Pulse in the hope that we may be able to make our shared dreams for the future a reality.

June 14, 2018

Mr. Jordan Fiksenbaum

Chief Executive Officer

Pulse Evolution Corporation

8275 South Eastern Avenue, Suite 200

Las Vegas, Nevada 89123

Dear Mr. Fiksenbaum:

We are pleased to inform you that we have reached agreement to acquire 100% of Evolution AI Corporation, from its shareholders, in a transaction that we believe will result in material and attractive collaboration between Recall Studios and Pulse Evolution Corporation, subject to certain conditions precedent described in definitive documentation. We are also prepared to offer considerable value to Pulse shareholders through a series of transactions that are likely to be much more inclusive for Pulse shareholders than the recently publicized offer by Evolution AI Corporation.

As a fully reporting public company, Recall Studios intends to issue a tender offer of $1.38 per share to current holders of unrestricted ‘public float’ Pulse shares, payable in fully registered common shares of Recall Studios. With the filing of a Schedule TO, pursuant to Rule 14d-1, and the contemporaneous filing of a Form S-4 registration statement, our offer can accommodate both accredited and non-accredited holders of Pulse shares, which is a significant improvement over the previous exchange offer publicized by Evolution AI Corporation.

Please also recognize that our acquisition of Evolution AI Corporation, when combined with our current shareholder count, is likely to result in our satisfaction of the initial listing requirements of the New York Stock Exchange, which will represent a significant improvement in liquidity as compared to the OTC-Pink limitations that we believe have suppressed the valuation of Pulse common shares.

We are therefore, in the most respectful manner, asking for your support of our initiative to consolidate additional shares of Pulse Evolution Corporation, first, with our planned tender offer for public float shares and, ultimately, with the possible acquisition of the remaining ‘non-trading’ interests in your company.

As much as we look forward to discussing these transactions with you, we also look forward to exploring with you the inclusion of the entire Pulse team in our common vision of the future.

Sincerely,

The Board of Directors of
Recall Studios, Inc.

About Recall Studios

We are an entertainment technology company engaged in the development of mixed reality technologies (Virtual Reality and Augmented Reality) and related applications that contribute to a new paradigm of media consumption. We are focused on creating disruptive software, proprietary technology and applications, and immersive content. Our most recent SEC filings and financial information can be found on the Securities and Exchange Commission’s website at www.sec.gov

About Evolution AI Corporation

Evolution|AI Corporation is an artificial intelligence technology company focused on the adaptation and development of hyper-realistic human animation technology to enable leading Artificial Intelligence platforms to interact with consumers in a relatable human form. Founded by Mr. John Textor, an established and globally recognized pioneer in the field of hyper-realistic human animation, Evolution|AI intends to develop a robust library of fully functional human faces, and human characters, that will allow people to communicate with leading artificial intelligence platforms, just as they would expect to communicate with another human being.

Evolution|AI, which is also a licensee and major shareholder of Pulse Evolution technology, recently acquired a robust portfolio of technology, acquired from the legendary visual effects company Digital Domain, representing substantially all of the technology developed in connection with launch and operation of Digital Domain’s Florida animation studio. With the benefit of both the Digital Domain animation and studio technology portfolio, and the market leading human animation technology licensed from Pulse Evolution Corporation, Evolution|AI is uniquely positioned to be a true pioneer in the globally significant industry that emerging through the deployment of artificially intelligent digital humans in society, commerce and education.

FORWARD-LOOKING STATEMENTS; ADDITIONAL INFORMATION

Certain statements in this communication related to Recall Studios’ offer to acquire Pulse Evolution, including the combined company’s future performance, results, and plans, are “forward-looking statements” that are subject to risks and uncertainties, are based on management’s current expectations, and as a result of the following risks and uncertainties, among others, actual results and events may differ materially: the consummation of the proposed transaction; the successful integration of Recall Studios and Pulse Evolution and the ability to realize synergies and other benefits; the availability of funds to meet debt obligations and to fund operations and necessary capital expenditures; and the risks and uncertainties detailed by Pulse Evolution in its filings with the OTC. More information on potential factors that could affect our financial results is included from time to time in our SEC filings and reports. Recall Studios disclaims any obligation to update information contained in these forward-looking statements.

The Tender Offer referenced in this press release has not yet commenced. This communication is for information purposes only and is not an offer nor a solicitation of an offer to purchase, sell or exchange securities or a solicitation of a proxy from any stockholder Subject to future developments, additional documents regarding the proposed transaction, such as a Schedule TO and a registration statement on Form S-4, may be filed with the SEC, which investors should read carefully if and when they become available because they contain important information. Investors may obtain a free copy of the documents filed by Recall Studios, when they are available, from the SEC’s website at www.sec.gov. Recall Studios, its directors and certain of its executive officers may be deemed to be participants in a solicitation of proxies for the proposed transaction. Information about the directors and executive officers of Recall Studios is set forth in its most recent proxy statement for the annual meeting of stockholders, as filed with the SEC, and will be included in the relevant documents regarding the proposed transaction filed with the SEC.

Investor Relations:

Recall Studios

info@recallstudios.com

212-537-5775